Exhibits 5.2 and 23.2

[LETTERHEAD OF RICHARDS, LAYTON & FINGER, P.A.]

August 19, 2026
To The Persons Listed
 On Schedule A Attached Hereto
Re:	BMW Vehicle Owner Trust 2026-A
Ladies and Gentlemen:
We have acted as special Delaware counsel to BMW Vehicle Owner Trust 2026-A, a Delaware statutory trust (the “Trust”), in connection with the transactions contemplated by the Trust Agreement, dated as of July 10, 2026, as amended and restated by the Amended and Restated Trust Agreement, dated as of August 19, 2026 (as amended and restated, the “Trust Agreement”), between Wilmington Trust, National Association, a national banking association, as owner trustee (the “Owner Trustee”), and BMW FS Securities LLC, a Delaware limited liability company, as depositor (the “Depositor”).  This opinion is being delivered pursuant to your request.  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Trust Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.
We have examined originals or copies of the following documents:
(a)	the Trust Agreement;
(b)	the Administration Agreement;
(c)	the Sale and Servicing Agreement;
(d)	the Indenture;
(e)	the Asset Representations Review Agreement (the documents in paragraphs (b) through (e) are collectively referred to herein as the “Trust Documents”);
(f)	the Notes issued on the date hereof;
(g)	the Trust Certificates;

To The Persons Listed
 On Schedule A Attached Hereto
August 19, 2026

(h)
a certified copy of the certificate of trust (the “Certificate of Trust”) of the Trust which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on July 10, 2026; and

(i)	a Certificate of Good Standing for the Trust, dated August 18, 2026, obtained from the Secretary of State.
We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein.  In particular, we have not reviewed any document (other than the foregoing documents) that is referred to in or incorporated by reference into any document reviewed by us.  We have assumed that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein.  We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
Based upon the foregoing and upon an examination of such questions of law as we have deemed necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth herein, we advise you that, in our opinion:
1.            The Trust has been duly formed and is validly existing and in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq. (the “Act”), and has the power and authority under the Trust Agreement and the Act to execute, deliver and perform its obligations under the Trust Documents and to issue the Notes and the Trust Certificates.
2.            The Trust Documents and the Notes, and the performance by the Trust thereunder, have been duly authorized and the Trust Documents and the Notes have been duly executed and delivered by the Trust.
3.            The Trust Agreement is a legal, valid and binding obligation of the Depositor and the Owner Trustee, enforceable against the Depositor and the Owner Trustee, in accordance with its terms.
4.            Neither the execution, delivery and performance by the Trust of the Trust Documents, nor the consummation by the Trust of any of the transactions contemplated thereby, requires the consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action in respect of, any governmental authority or agency of the State of Delaware, other than the filing of the Certificate of Trust and any UCC financing statements with the Secretary of State.
5.            Neither the execution, delivery and performance by the Trust of the Trust Documents, nor the consummation by the Trust of the transactions contemplated thereby, is in

To The Persons Listed
 On Schedule A Attached Hereto
August 19, 2026

violation of the Trust Agreement or of any law, rule or regulation of the State of Delaware applicable to the Trust.
6.            Under § 3805(b) of the Act, no creditor of any Certificateholder shall have any right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, the property of the Trust except in accordance with the terms of the Trust Agreement.
7.            Under the Act, the Trust is a separate legal entity and, assuming that the Sale and Servicing Agreement conveys good title to the Trust property to the Trust as a true sale and not as a security arrangement, the Trust rather than the holders of the Trust Certificates will hold whatever title to the Trust property as may be conveyed to it from time to time pursuant to the Sale and Servicing Agreement, except to the extent that the Trust has taken action to dispose of or otherwise transfer or encumber any part of the Trust property.
8.            Under § 3805(c) of the Act, except to the extent otherwise provided in the Trust Agreement, a holder of a Trust Certificate (including the Depositor in its capacity as such) has no interest in specific Trust property.
9.            The Trust Certificates have been duly authorized and executed by the Trust, and, when authenticated and delivered and paid for in accordance with the terms of the Trust Agreement, the Trust Certificates will be validly issued and entitled to the benefits of the Trust Agreement.
10.            Under Section 3808(a) and (b) of the Act, the Trust may not be terminated or revoked by any Certificateholder, and the dissolution, termination or bankruptcy of any Certificateholder shall not result in the termination or dissolution of the Trust, except to the extent otherwise provided in the Trust Agreement.
The foregoing opinions are subject to the following exceptions, qualifications and assumptions:
A.            The foregoing opinions are limited to the laws of the State of Delaware currently in effect.  We express no opinion with respect to (i) federal laws, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended, or the United States Corporate Transparency Act or any similar statute of any other jurisdiction, (ii) state tax, insurance, pension or employee benefit plan, securities or blue sky laws or (iii) laws, rules or regulations relating to the particular nature of the Trust assets.
B.            We have assumed (i) except to the extent provided in paragraph 1 above, the valid existence of each party to the documents examined by us under the laws of the jurisdiction governing its organization, (ii) except to the extent provided in paragraph 1 above, that each party has the power and authority to execute and deliver, and to perform its obligations under, the documents examined by us, (iii) the legal capacity of natural persons who are signatories to the

To The Persons Listed
 On Schedule A Attached Hereto
August 19, 2026

documents examined by us, (iv) except to the extent provided in paragraphs 2 and 9 above, that each party has duly authorized, executed and delivered the documents examined by us, (v) that each party has complied and will comply with all of the obligations and has satisfied and will satisfy all of the conditions on its part to be performed or satisfied pursuant to the documents examined by us, (vi) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time, (vii) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended, (viii) except to the extent provided in paragraphs 4 and 5 above, that the execution, delivery and performance of the documents examined by us by each of the parties thereto does not require the consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action in respect of, any governmental authority or agency applicable to it or any of its property or violate any agreement, indenture or instrument to which it is a party or by which it is bound or any provision of any law, rule, regulation, judgment, order, writ, injunction or decree of any court or governmental authority applicable to it or any of its property and (ix) that the Trust derives no income from or connected with sources within the State of Delaware and has no assets, activities (other than having a Delaware trustee as required by the Act and the filing of documents with the Secretary of State) or employees in the State of Delaware. We note that we have been retained to act as special Delaware counsel in connection with the transactions contemplated by the Trust Documents. We are not regular counsel to the Trust and are not generally informed as to its business affairs. To the extent our opinions set forth in paragraphs 4 and 5 relate to any Delaware law, rule or regulation or any consent of any governmental body of the State of Delaware (a “Delaware Governmental Authority”), our opinions relate only to such laws, rules and regulations and the requirements for consents of any Delaware Governmental Authority that are generally applicable to Delaware statutory trusts.
C.            The foregoing opinions regarding enforceability and the opinions in paragraphs 6, 7, 8 and 10 above are subject to (i) applicable bankruptcy, insolvency, liquidation, moratorium, receivership, reorganization, fraudulent transfer and similar laws or proceedings relating to and affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), (iii) applicable public policy with respect to the enforceability of provisions relating to indemnification, exculpation or contribution and (iv) judicial imposition of an implied covenant of good faith and fair dealing.
D.            We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified.

To The Persons Listed
 On Schedule A Attached Hereto
August 19, 2026

E.            We express no opinion as to the creation, attachment, perfection or priority of any mortgage or security interest, or the nature or validity of title to any property.  In addition, in rendering the opinions set forth above, we have not considered and express no opinion with respect to the applicability or effect of the choice-of-law rules of the Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary as in effect in the United States of America for matters governed by Article 2(1) of that Convention.
F.            We have not participated in the preparation of any offering materials with respect to the Notes or the Trust Certificates and assume no responsibility for their contents.
G.            Notwithstanding any provision in the Trust Agreement or any Trust Documents to the contrary, we note that upon the occurrence of an event of dissolution of the Trust, the Trust cannot make any payments or distributions to the Certificateholders until creditors’ claims are either paid in full or reasonable provision for payment thereof has been made.
H.            With respect to the Trust Agreement, we express no opinion as to the validity or enforceability of provisions that purport to (i) restrict any right that a party may have to apply for a judicial dissolution of the Trust, (ii) impose transfer restrictions on the Certificateholders to the extent that a transfer occurs by operation of law or (iii) bind a Person that is not a party to the Trust Agreement.
This opinion may be relied upon by you in connection with the matters set forth herein.  Without our prior written consent, this opinion may not be relied upon by or furnished to any other person or entity for any purpose; provided, however, copies of this opinion may be posted by the Trust, the Depositor or the Administrator to a password protected website accessible by any non-hired “nationally recognized statistical rating organization” (a “Non-hired NRSRO”) that provides to the Trust, the Depositor or the Administrator the certification required by subsection (e) of Rule 17g-5 under the Securities Exchange Act of 1934, as amended (or any successor provision to such subsection) (“Rule 17g-5”), and agrees to keep this opinion confidential as contemplated by Rule 17g-5; provided, further, that no such Non-hired NRSRO will be entitled to rely on this opinion, and each such Non-hired NRSRO, by accessing a copy of this opinion, will be deemed to have agreed to comply with the terms of this sentence and not to provide copies of this opinion to any other person; provided, however, copies of this opinion may be furnished (i) to any person, not otherwise an addressee hereof, who becomes an assignee of or participant, or any such prospective assignee or participant, (ii) to an auditor or regulatory authority having jurisdiction over the addressee, (iii) to any other person pursuant to court order or judicial process or for the purpose of substantiating the addressee's due diligence defense and (iv) as otherwise required by law, in each case on the condition and understanding that (x) such disclosure is made solely to enable such person to be informed that an opinion letter has been rendered and to be made aware of its terms, (y) we assume no duty or liability to any person to whom such disclosure is made and (z) none of the foregoing persons is entitled to rely hereon unless an addressee hereof.  We also hereby consent to the filing of this opinion as an exhibit to the Depositor’s current report on Form 8-K.  In giving the foregoing consents, we do not thereby admit that we come within the

To The Persons Listed
 On Schedule A Attached Hereto
August 19, 2026

category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Richards, Layton & Finger, P.A.
DKD/KEK

SCHEDULE A
Wilmington Trust, National Association
BMW FS Securities LLC
BMW Vehicle Owner Trust 2026-A
BMW Financial Services NA, LLC
BMW Bank of North America
U.S. Bank Trust Company, National Association
U.S. Bank National Association
S&P Global Ratings
Fitch Ratings, Inc.
Barclays Capital Inc.
Citigroup Global Markets Inc.
Mizuho Securities USA LLC
SMBC Nikko Securities America, Inc.
SG Americas Securities, LLC